Exhibit 10.4
TD AMERITRADE HOLDING CORPORATION
T. CHRISTIAN ARMSTRONG EMPLOYMENT AGREEMENT
     This Agreement is entered into as of May 23, 2006, by and between TD Ameritrade Holding Corporation (the “Company”) and T. Christian Armstrong (“Executive”).
     1. Duties and Scope of Employment.
          (a) Positions and Duties. As of March 1, 2006 (the “Effective Date”), Executive will serve as Executive Vice President, Sales and Marketing and will serve as a member of the Company’s Office of the Chief Executive, reporting to the Company’s Chief Executive Officer (the “CEO”). Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the CEO. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term”.
          (b) Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s corporate guidance and ethics guidelines, conflict of interests policies and code of conduct. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the applicable committee of the Board of Directors (the “Board”) or the CEO (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Company.
               (i) Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by Executive’s entering into, or performing services under, this Agreement. Executive further represents that he has disclosed to the Company in writing all threatened, pending, or actual claims that are unresolved and still outstanding as of the Effective Date, in each case, against Executive of which he is aware, if any, as a result of his employment with his current employer (or any other previous employer) or his membership on any boards of directors.
          (c) Other Entities. Executive agrees to serve, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control of the Company.
     2. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.
     3. Term of Agreement. This Agreement will have an initial term of three (3) years commencing on the Effective Date (the “Initial Term”). On the third anniversary of the Effective Date, this Agreement automatically will renew for an additional two (2) year term (the “Additional Term”), unless Executive provides the Company written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal.
     4. Compensation.
          (a) Base Salary. Subject to periodic review by the Board, the Company will pay Executive an annual salary of $400,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.
          (b) Annual Incentive. With respect to each full fiscal year during the Employment Term, Executive will be eligible to participate in the Ameritrade Holding Corporation Management Incentive Plan (“MIP”), pursuant to which Executive will be eligible to earn an annual incentive award (the “Annual Incentive”) based upon the achievement of applicable performance criteria established by the Board within the first ninety (90) days of each fiscal year during the Employment Term and communicated to Executive. Each Annual Incentive will have a target value of $960,000 (the “Target”).
          (c) Equity Awards. During the Employment Term, Executive will be eligible to participate in the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan (the “LTIP”).
               (i) Special Grant. On March 10, 2006, Executive was granted a special award under the LTIP of 116,109 performance restricted share units (the “Special Grant”). The Special Grant will be scheduled to vest and be settled in accordance with the performance criteria and vesting schedule set forth on Exhibit B of the applicable Special Grant Award Agreement. Notwithstanding the foregoing, this Special Grant was made contingent upon Executive and Company executing this Agreement by May 23, 2006. In the event this Agreement is not executed by Executive and the Company by May 23, 2006, Executive will forfeit the Special Grant.
               (ii) Annual Award. With respect to each full fiscal year during the Employment Term, Executive will be eligible for an award under the LTIP of performance restricted share units with a target value, determined by the Company pursuant to a reasonable and uniform methodology, equal to $640,000 on the date of grant (the “Annual Award”), and will be scheduled to vest and be settled in accordance with the applicable performance criteria and vesting schedule provided in the applicable Award Agreement.
     5. Employee Benefits. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time. The Company also agrees to provide the additional benefits specified in the letter agreement between Executive and TD Bank Financial Group (“TD Bank”), dated July 22, 2005, to the extent such benefits are not (a) replaced with the benefits and payments under this Agreement, or (b) provided directly by TD Bank (or any other entity under common control with TD Bank).
     6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
     7. Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination, (b) unpaid, but earned and accrued Annual Incentive for any completed fiscal year as of his termination of employment, (c) pay for accrued but unused vacation that the Company is legally obligated to pay Executive, (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive, (e) unreimbursed business expenses required to be reimbursed to Executive, and (f) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, the Agreement, or separate indemnification agreement, as applicable. In addition, if the termination is by the Company without Cause or if Executive resigns for Good Reason, Executive will be entitled to the amounts and benefits specified in Section 8.
     8. Severance.
          (a) Termination Without Cause or Resignation for Good Reason. If during the Employment Term, Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, then, subject to Sections 9 and 10, Executive will receive: (i) continued payment of Base Salary for two (2) years in accordance with the Company’s normal payroll policies; (ii) continued payment of Executive’s Annual Incentive at the target level applicable during the year of Executive’s termination for a period of time equal to two (2) years in accordance with the Company’s normal payroll policies, (iii) the current year’s Annual Incentive pro-rated to the date of termination, with such pro-rated amount to be calculated by multiplying the current year’s target incentive compensation by a fraction with a numerator equal to the number of days between the start of the current fiscal year and the date of termination and a denominator equal to 365, (iv) for a period of two (2) years, if the Executive or any of his dependents is eligible for and elects COBRA continuation coverage (as described in Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”)) under any Company group medical or dental plan, Executive will not be charged any premiums for such coverage; provided, however, Executive will be responsible for any income tax due with respect to such premiums, and (v) performance restricted share units granted under the LTIP as part of any Annual Awards or the Special Grant which would have become vested within two (2) years of the end of the calendar year of such termination will be considered earned and vested and such vested shares will be settled according to the original vesting schedule as set forth in the Award Agreement.
          (b) Voluntary Resignation After Notification to Company of Non-Renewal During Initial Term. In the event that Executive provides notice to the Company, pursuant to Section 3 of his intention to not renew this Agreement for the Additional Term, and provided that Executive voluntarily resigns after the Initial Term, then, subject to Sections 9 and 10 and in addition to the payments in Section 7, all performance restricted share units granted under the LTIP as part of any Annual Awards will be fully earned and the actual number of performance restricted share units which will be considered vested will be determined by the applicable performance criteria specified in the Award Agreement. The vested performance restricted share units will be settled in shares of Company common stock on the original settlement date as set forth in the Award Agreement (without regard to such termination).
          (c) Termination due to Death or Disability. In the event of a termination of Executive’s employment during the Employment Term due to death or Disability, then, subject to Sections 9 and 10, Executive, or Executive’s estate as applicable, will be entitled to receive the current year’s Annual Incentive pro-rated to the date of termination, with such pro-rated amount to be calculated by multiplying the current year’s target incentive compensation by a fraction with a numerator equal to the number of days between the start of the current fiscal year and the date of termination and a denominator equal to 365.
     9. Release of Claims; Non-solicitation and Non-competition; Conditions to Receipt of Severance; No Duty to Mitigate.
          (a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 8 will be subject to Executive signing and not revoking a separation and release of claims agreement in substantially the form attached as Exhibit A, but with any appropriate reasonable modifications, reflecting changes in applicable law, as is necessary to provide the Company with the protection it would have if the release were executed as of the Effective Date. No severance will be paid or provided until the separation agreement and release agreement becomes effective. The Company agrees that it will execute and deliver to Executive said separation and release of claims agreement no later than eight (8) days after it receives a copy of such agreement executed by Executive. Company agrees that it will be bound by such separation and release of claims agreement and that same will become effective from and after the “Effective Date” thereof (as defined in Section 28 of such separation and release of claims agreement), even if Company fails or refuses to execute and deliver same to Executive.
          (b) Non-solicitation and Non-competition. During the Employment Term and the Restricted Period, Executive will not (without the written consent of the CEO) engage or participate in any business within any state in the United States where the Company conducts business (as an owner, partner, stockholder, holder of any other equity interest, or financially as an investor or lender, or in any capacity calling for the rendition of personal services or acts of management, operation or control) which is engaged in any activities and for any business competitive with any of the primary businesses conducted by the Company or any of its Affiliates (as defined below). For purposes of this Agreement, the term “primary businesses” is defined as an on-line brokerage business, including active trader and long term investor client segments, and also includes any such other business formally proposed (and considered at a meeting of the Board) to be conducted by the Company or any of its Affiliates during the twelve (12) month period prior to the date of termination (collectively a “Competitive Business”). Provided that this restriction will not restrict Executive from being employed by or consulting with a business, firm, corporation, partnership or other entity that owns or operates an on-line brokerage, provided that (i) the on-line brokerage business is de minimis as compared to its core business in terms of revenue and/or resources, and (ii) Executive’s involvement with the company excludes, directly or indirectly, the on-line brokerage business during the

Restriction Period. Notwithstanding the foregoing, Executive may own securities of a Competitive Business so long as the securities of such corporation or other entity are listed on a national securities exchange or on the NASDAQ National Market and the securities owned directly or indirectly by Executive do not represent more than 2% of the outstanding securities of such corporation or other entity;
               (i) During the Restricted Period, neither Executive, nor any business in which Executive may engage or participate in, will directly or indirectly, (A) knowingly induce any customer or vendor of the Company or of corporations or businesses which directly or indirectly are controlled by the Company (collectively, the “Affiliates”) to patronize any Competitive Business; (B) knowingly request or advise any customer or vendor to withdraw, curtail or cancel such customer’s or vendor’s business with the Company or any of its Affiliates; or (C) compete with the Company or any of its Affiliates in merging with or acquiring any other company or business (whether by a purchase of stock or other equity interests, or a purchase of assets or otherwise) which is a Competitive Business;
               (ii) During the Restricted Period, neither Executive nor any business in which Executive may engage or participate in will (A) knowingly hire, solicit for hire or attempt to hire any employee of the Company or any of its Affiliates, or (B) encourage any employee of the Company or any of its Affiliates to terminate such employment. For purposes of this Agreement, “employee” means current employees as well as anyone employed by the Company or any of its Affiliates within the prior six (6) months from Executive’s date of termination; provided, however, that this provision will not preclude any business in which Executive may engage or participate in from soliciting any such employee by means of or hiring any such employee who responds to a public announcement placed by the business as long as Executive otherwise complies with subsections (A) and (B) above; and
               (iii) In the event that any of the provisions of this Section should ever be deemed to exceed the time, geographic or occupational limitations permitted by applicable laws, then such provisions will and are hereby reformed to the maximum time, geographic or occupational limitations permitted by applicable law.
          (c) Nondisparagement. During the Employment Term and Restricted Period, Executive will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers. The Company will instruct its officers and directors to not knowingly disparage, criticize, or otherwise make any derogatory statements regarding Executive during the Employment Term and Restricted Period. Notwithstanding the foregoing, nothing contained in this agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.
          (d) Other Requirements. Executive’s initial receipt of severance and/or the receipt of continued severance payments will be subject to Executive complying with the terms and provisions of Sections 9 and 10. Executive will not be obligated to comply with Section 9 of this Agreement while the Company is in material default of its payment and reimbursement obligations under Sections 7, 8, or 10 of this Agreement. Notwithstanding the foregoing, the Company will not be considered to be in default of its payments and reimbursement obligations unless Executive provides written notice to the Board setting forth his reasons why he believes the Company is in default and giving the Company fifteen (15) days to cure such default, if any.
          (e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment or consideration contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment or consideration.
     10. Confidential Information and Intellectual Property.
          (a) Except as may be required by law, or except to the extent required to perform Executive’s duties and responsibilities hereunder, Executive will keep secret and confidential indefinitely all non-public confidential information (including, without limitation, information regarding cost of new accounts, activity rates of different market niche customers, advertising results, technology (hardware and software), architecture, discoveries, processes, algorithms, maskworks, strategies, intellectual properties, customer lists and other customer information) concerning any of the Company and its affiliates which was acquired by or disclosed to Executive during the course of Executive’s employment with the Company (“Confidential Information”) and not use in any manner or disclose the same, either directly or indirectly, to any other person, firm or business entity.
          (b) At the end of the Employment Term (whether by expiration or termination) or at the Company’s earlier request, Executive will promptly return to the Company any and all records, documents, physical property, information, computer disks, drives or other materials relative to the business of any of the Company and its affiliates obtained by Executive during the course of his employment with the Company and not keep any copies thereof.
          (c) Executive acknowledges and agrees that all right, title and interest in inventions, discoveries, improvements, trade secrets, developments, processes and procedures made by Executive, in whole or in part, or conceived by Executive either alone or with others, when employed by the Company, including such of the foregoing items conceived during the course of employment which are developed or perfected after Executive’s termination of employment, are owned by the Company (“Company IP”). Executive assigns any and all right, title and interest he may have to Company IP to the Company and will promptly assist the Company or its designee, at the Company’s expense, to obtain patents, trademarks, copyrights and service marks concerning Company IP made by Executive and Executive will promptly execute all reasonable documents prepared by the Company or its designee and take all other reasonable actions which are necessary or appropriate to secure to the Company and its affiliates the benefits of Company IP. Such patents, trademarks, copyrights and service marks will at all times be the property of the Company and its affiliates. Executive promptly will keep the Company informed of, and promptly will execute such assignments prepared by the Company or its designee as may be necessary to transfer to the Company or its affiliates the benefits of, any Company IP.
          (d) To the extent that any court or agency seeks to require Executive to disclose Confidential Information, Executive promptly will inform the Company and take reasonable steps to endeavor to prevent the disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent Executive obtains information on behalf of the Company or any of its affiliates that may be subject to attorney-client privilege as to the Company’s attorneys, Executive will promptly inform the Company and take reasonable steps to endeavor to maintain the confidentiality of such information and to preserve such privilege.
          (e) Confidential Information does not include information already in the public domain or information which has been released to the public by the Company. Nothing in this Section 10 will be construed so as to prevent Executive from using, in connection with his employment for himself or an employer other than the Company, knowledge which was acquired by him during the course of his employment with the Company and which is generally known to persons of his experience in other companies in the same industry. Subject to Section 10(d), Executive will be permitted to disclose Confidential Information if required by a subpoena or court or administrative order.
          (f) The receipt of any severance pursuant to Section 8 will be subject to Executive complying with the terms of this Section 10.
     11. Excise Taxes. In the event that the benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s severance benefits payable under the terms of this Agreement will be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 11 will be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 11. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11.
     12. Definitions.
          (a) Award Agreement. For purposes of this Agreement, “Award Agreement” will mean the form of award agreement entered into between Executive and the Company in connection with the Special Grant and Annual Awards.
          (b) Cause. For purposes of this Agreement, “Cause” will mean:

               (i) Executive’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has not substantially performed his or her duties and provides Executive with thirty (30) days to take corrective action;
               (ii) Any act of personal dishonesty taken by Executive in connection with his or her responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment of Executive;
               (iii) Executive’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;
               (iv) A breach of any fiduciary duty owed to the Company by Executive that has a material detrimental effect on the Company’s reputation or business;
               (v) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability);
               (vi) Executive (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”; or
               (vii) Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or Executive’s loss of any governmental or self-regulatory license that is reasonably necessary for Executive to perform his or her responsibilities to the Company under this Agreement, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during Executive’s employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if Executive’s employment is not permissible, Executive will be placed on leave (which will be paid to the extent legally permissible).
          (c) Change of Control. For purposes of this Agreement, “Change of Control” will have the meaning set forth in the LTIP.
          (d) Disability. For purposes of this Agreement, Disability means, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or receipt by Executive of income replacement benefits for a period of not less than three (3) months under an applicable disability benefit plan of the Company.

          (e) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:
               (i) A significant reduction of Executive’s duties, position, or responsibilities, relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction, provided that if Executive remains a part of the Office of the Chief Executive in a position comparable with Executive’s skills and position as of the Effective Date, a change to Executive’s title, and/or changes to the elements of responsibility or duties of Executive (for example, becoming in charge of a different business unit or line of the Company) will not be considered significant or Good Reason;
               (ii) A material reduction in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced. Notwithstanding the foregoing, a one-time reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of employee benefits by a percentage reduction of 10% or less will not constitute Good Reason;
               (iii) A reduction in Executive’s Base Salary, Target Annual Incentive, or Annual Award as in effect immediately prior to such reduction. Notwithstanding the foregoing, a one-time reduction that also is applied to substantially all other executive officers of the Company and which one-time reduction reduces the Base Salary, Target Annual Incentive, or Annual Award by a percentage reduction of 10% or less in the aggregate will not constitute Good Reason;
               (iv) The relocation of Executive to a facility or location more than twenty-five (25) miles from his current place of employment; or
               (v) The failure of the Company to obtain the assumption of the Agreement by a successor.
          (f) In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment is terminated within twelve (12) months following a Change of Control.
          (g) Restricted Period. For purposes of this Agreement, “Restricted Period” will mean the period of time commencing on the date of the termination of Executive’s employment and continuing for two (2) years (or in the case of a termination in Connection with a Change of Control continuing for a period equal to one (1) year). Notwithstanding the foregoing, if Executive terminates his employment voluntarily, and such termination is not a termination for Good Reason, then at the discretion of the Company, the Restricted Period will mean a period of time commencing on the date of the termination of Executive’s employment and continuing for one (1) year; provided, however, that the Company agrees to pay to Executive continued payment of his Base Salary for a period of one (1) year.
     13. Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.
     14. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.
     15. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent overnight by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
Attn: Chairman of the Compensation Committee
c/o Corporate Secretary
TD Ameritrade Holding Corporation
4211 South 102nd Street
Omaha, NE 68127
If to Executive:
at the last residential address known by the Company.
     16. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.
     17. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration in Omaha, Nebraska before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the Nebraska Rules of Civil Procedure. The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement.
     18. Integration. This Agreement and the standard forms of equity award grant that describe Executive’s outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including, but not limited to, the Employment Agreement entered into between Executive and Ameritrade Holding Corporation, dated [DATE]. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement.
     19. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
     20. Survival. The Company’s and Executive’s responsibilities under Sections 8, 9, 10, and 13 will survive the termination of this Agreement.
     21. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
     22. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
     23. Governing Law. This Agreement will be governed by the laws of the State of New York without regard to its conflict of laws provisions.
     24. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
     25. Code Section 409A. Notwithstanding anything to the contrary in this Agreement, if the Company reasonably determines that Section 409A of the Code will result in the imposition of additional tax to an earlier payment of any severance or other benefits otherwise due to Executive on or within the six (6) month period following Executive’s termination, the severance benefits will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination. All subsequent payments, if any, will be payable as provided in this Agreement.
     26. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

TD AMERITRADE HOLDING CORPORATION

/s/ Joseph H. Moglia	Date: May 23, 2006
Joseph H. Moglia
Chief Executive Officer

EXECUTIVE:

/s/ T. Christian Armstrong	Date: May 23, 2006
T. Christian Armstrong
[SIGNATURE PAGE TO ARMSTRONG EMPLOYMENT AGREEMENT]

Exhibit A
Separation and Release of Claims Agreement

SEPARATION AND RELEASE OF CLAIMS AGREEMENT
RECITALS
     This Separation and Release of Claims Agreement (“Agreement”) is made by and between ___(“Employee”) and TD Ameritrade Holding Corporation (“Company”) (collectively referred to as the “Parties”):
     WHEREAS, Employee and Company entered into an Employment Agreement dated [DATE] (the “Employment Agreement”);
     WHEREAS, the Company and Employee have entered into Performance Restricted Stock Unit Agreements, dated [DATES], (collectively the “Restricted Stock Unit Agreements) pursuant to which the Employee was eligible to participate in the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan (the “Plan”);
     WHEREAS, Employee was employed by the Company;
     WHEREAS, Employee’s employment with Company was terminated on or about [DATE] (the “Termination Date”);
     WHEREAS, the Parties, and each of them, wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Employee may have against the Company as defined herein, including, but not limited to, any and all claims arising or in any way related to Employee’s employment with, or separation from, the Company;
     NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:
COVENANTS
     1. Consideration.
          (a) The Company agrees to pay Employee pursuant to Section 8 of the Employment Agreement, as appropriate, subject to Section 9 of the Employment Agreement. Payment shall commence on the first regular payroll date following the Effective Date. Except as expressly provided in the Employment Agreement, following the Effective Date Employee shall not be entitled to the accrual of any employee benefits.
          (b) Stock. The Parties agree that Employee’s vesting with respect to those unvested equity awards outstanding as of the Effective Date shall accelerate pursuant to Section 8 of the Employment Agreement, as appropriate, subject to Section 9 of the Employment Agreement. All shares shall continue to be subject to all other terms of the Restricted Stock Unit Agreements.
          (c) Benefits. The Company agrees to reimburse Employee for premiums paid for continued health benefits for Employee (and any eligible dependents) pursuant to Section 8 of the

Employment Agreement, as appropriate, subject to Section 9 of the Employment Agreement. Except as expressly provided in the Employment Agreement, Employee’s participation in all other benefits and incidents of employment ceased on the Termination Date. Employee ceased accruing employee benefits, including, but not limited to, vacation time and paid time off, as of the Termination Date.
     2. Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of Section 10 of the Employee’s Employment Agreement. Employee shall return all of the Company’s property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.
     3. Payments. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee once the above noted payments and benefits are received.
     4. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its officers, managers, supervisors, agents and employees. Employee, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:
          (a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;
          (b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
          (c) any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
          (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the Massachusetts Fair Employment Practice Act;
          (e) any and all claims for violation of the federal, or any state, constitution;
          (f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
          (g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
          (h) any and all claims for attorneys’ fees and costs.
     The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.
     Employee acknowledges and agrees that any breach of any provision of this Agreement shall constitute a material breach of this Agreement and shall entitle the Company immediately to recover and cease the severance benefits provided to Employee under this Agreement.
     5. Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that:
          (a) he should consult with an attorney prior to executing this Agreement;
          (b) he has up to twenty-one (21) days within which to consider this Agreement;
          (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement;
          (d) this Agreement shall not be effective until the revocation period has expired; and,
          (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

     6. Unknown Claims. The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. Employee acknowledges that he has been advised by legal counsel and is familiar with the principle that a general release does not extend to claims which the releasor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the releasee. Employee, being aware of said principle, agrees to expressly waive any rights Employee may have to that effect, as well as under any other statute or common law principles of similar effect.
     7. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.
     8. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company, its subsidiaries or related companies, or any successor.
     9. Confidentiality. The Parties acknowledge that Employee’s agreement to keep the terms and conditions of this Agreement confidential was a material factor on which all parties relied in entering into this Agreement. Employee hereto agrees to use his best efforts to maintain in confidence: (i) the existence of this Agreement, (ii) the contents and terms of this Agreement, (iii) the consideration for this Agreement, and (iv) any allegations relating to the Company or its officers or employees with respect to Employee’s employment with the Company, except as otherwise provided for in this Agreement (hereinafter collectively referred to as “Settlement Information”). Employee agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and agrees that there shall be no publicity, directly or indirectly, concerning any Settlement Information. Employee agrees to take every precaution to disclose Settlement Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information. The Parties agree that if Company proves that Employee breached this Confidentiality provision, it shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys’ fees associated with the enforcement action, without regard to whether the Company can establish actual damages from the breach by Employee.
     10. No Cooperation. Employee agrees he shall not act in any manner that might damage the business of the Company. Employee agrees that he shall not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. Employee further agrees both to immediately notify the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company.

     11. Non-Disparagement. Employee agrees to refrain from any defamation, libel or slander of the Company or tortious interference with the contracts and relationships of the Company. All inquiries by potential future employers of Employee shall be directed to the Company’s Human Resources Department. Upon inquiry, the Company shall only state the following: Employee’s last position and dates of employment.
     12. Non-Solicitation. Employee agrees to comply with the provisions of Section 9 of the Employee’s Employment Agreement.
     13. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be: (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.
     14. No Knowledge of Wrongdoing. Employee represents that he has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Employee or other present or former Company employees.
     15. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Employee’s failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorneys’ fees.
     16. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.
     17. Indemnification. Employee agreed to indemnify and hold harmless the Company from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys’ fees or expenses incurred by the Company arising out of the breach of this Agreement by Employee, or from any false representation made herein by Employee, or from any action or proceeding which may be commenced, prosecuted or threatened by Employee or for Employee’s benefit, upon Employee’s initiative, or with Employee’s aid or approval, contrary to the provisions of this Agreement. Employee further agrees that in any such action or proceeding, this Agreement may be pled by the Company as a complete defense, or may be asserted by way of counterclaim or cross-claim.
     18. Cooperation in Litigation. Employee agrees to cooperate fully with the Company in any matters that have or may result in a legal claim against the Company, and of which Employee may have knowledge as a result of Employee’s employment with the Company. This requires Employee, without limitation, to (1) make himself available upon reasonable request to provide information and assistance to the Company on such matters without additional compensation, except for Employee’s out-of-pocket costs, and (2) notify the Company promptly of any requests to Employee for information related to any pending or potential legal claim or litigation involving the Company, reviewing any such request with a designated representative of the Company prior to disclosing any such information, and permitting the representative of the Company to be present during any communication of such information.
     19. Arbitration. The Parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Omaha, Nebraska before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This section shall not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the agreements incorporated herein by reference.
     20. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
     21. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.
     22. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.
     23. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Restricted Stock Unit Agreements, and the applicable Sections of the Employment Agreement.
     24. No Waiver. The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.
     25. No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each party.
     26. Governing Law. This Agreement shall be deemed to have been executed and delivered within the state of New York, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the state of New York, without regard to conflict of law principles. To the extent that either party seeks injunctive relief in any court having jurisdiction for any claim relating to the alleged misuse or misappropriation of trade secrets or confidential or proprietary information, each party hereby consents to personal and exclusive jurisdiction and venue in the state and federal courts of the state of New York.
     27. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.
     28. Effective Date. This Agreement is effective after it has been signed by both parties and after eight (8) days have passed since Employee has signed the Agreement (the “Effective Date”), unless revoked by Employee within seven (7) days after the date the Agreement was signed by Employee.
     29. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
     30. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:
          (a) they have read this Agreement;
          (b) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
          (c) they understand the terms and consequences of this Agreement and of the releases it contains; and
          (d) they are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

TD AMERITRADE HOLDING CORPORATION

Dated:	By

[NAME]
[TITLE]

, an individual

Dated: